UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2025

Stabilis Solutions, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-40364	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Katy Freeway Suite 900 Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-456-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.001 par value	SLNG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stabilis Solutions, Inc. (the “Company”) announced that it has appointed the Company’s Chairman of the Board, J. Casey Crenshaw, age 50, as its Executive Chairman, and interim President and Chief Executive Officer, effective January 31, 2025.  Mr. Crenshaw will replace Westervelt T. “Westy” Ballard, Jr., who has mutually agreed with the Company to terminate his employment as the Company’s President and Chief Executive Officer and to resign his position as a director. In his new role, Mr. Crenshaw will assume day-to-day operations leadership responsibilities and will also participate in the Board of Directors’ search for a Chief Executive Officer. Mr. Ballard will assist the Company by remaining in a consulting role for the Company through the end of 2025.

Mr. Crenshaw, alongside his wife Stacey Crenshaw, co-founded the Company in 2013 and both have remained actively involved in the Company since its inception. Mr. Crenshaw is also the President and Chief Executive Officer of The Modern Group, Ltd., a privately-owned conglomerate of diversified manufacturing, parts and distribution, rental, leasing and finance businesses headquartered in Beaumont, Texas. Additional information regarding Mr. Crenshaw’s background is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on June 28, 2024.

There is no arrangement or understanding between Mr. Crenshaw and any other person pursuant to which Mr. Crenshaw was appointed to his positions with the Company. Mr. Crenshaw’s wife, Stacey Crenshaw, is a director of the Company. Otherwise, there is no family relationship between Mr. Crenshaw and any director or executive officer of the Company, or nominee for election as a director of the Company. Except as disclosed in Note 9 to the Company’s condensed, consolidated financial statements set forth in its Form 10-Q filed with the SEC on November 7, 2024, there are no transactions in which Mr. Crenshaw has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Crenshaw’s position as Executive Chairman, the Company’s Board of Directors and Compensation Committee have approved annual cash compensation of $500,000 to Mr. Crenshaw. Mr. Crenshaw will not receive additional compensation for his roles as interim President and Chief Executive Officer.

Mr. Ballard’s resignation as a director is not as a result of any disagreement with the Company.

Separation Arrangements for Mr. Ballard

On February 2, 2025, the Company entered into a Release and Consulting Agreement with Mr. Ballard (the “Agreement”) pursuant to which the Company and Mr. Ballard mutually agreed, effective as of January 31, 2025, to terminate his employment as President and Chief Executive Officer with the Company and transition to a consultant of the Company. Additionally, Mr. Ballard voluntarily resigned as a member of the Company’s Board of Directors, effective January 31, 2025. Under the Agreement, the Company will pay Mr. Ballard separation pay of $1,000,000 paid in equal or nearly equal installments over a twelve month period, and additional pay of $41,095.89 representing an amount equal to a prorated bonus at “target” performance that Mr. Ballard would have received for his 2025 performance. Additionally, Mr. Ballard will receive a payment of $48,600 per month for the remainder of 2025 for his consulting services. The Company and Mr. Ballard agreed that 7,765 unvested restricted stock units and 147,525 unvested stock options granted under the Company’s long-term incentive plan would vest as of the date of his separation of employment, and that the period during which all of Mr. Ballard’s stock options may be exercised shall expire December 31, 2025. Under the Agreement, Mr. Ballard provided a customary general release to the Company, has agreed to ratify and renew that release as of the end of the consulting period on December 31, 2025, and has also agreed to certain confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, and cooperation covenants in favor of the Company, including the extension of his non-competition and non-solicitation covenants until December 31, 2026.

The foregoing summary of the Agreement is a summary only and is qualified in its entirety by reference to the Release and Consulting Agreements, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 3, 2025, the Company issued a press release describing the appointment of Mr. Crenshaw and separation of Mr. Ballard. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act, as amended, or otherwise subject to liabilities of that Section.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.		Description
10.1	†	Release and Consulting Agreement, dated February 2, effective January 31, 2025, between Stabilis Solutions, Inc., and Westervelt T. Ballard, Jr.
99.1		Press Release, dated February 3, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STABILIS SOLUTIONS, INC.
By: /s/Andrew L. Puhala
Andrew L. Puhala
Chief Financial Officer

Date: February 3, 2025